EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

             BSD MEDICAL REPORTS LARGEST CONFERENCE OF US RADIATION
                    ONCOLOGISTS "WARMING UP TO HYPERTHERMIA"

     SALT LAKE CITY, Utah October 26, 2005--BSD Medical Corp. (AMEX:BSM) today reported a highly successful reception of the company's cancer treatment systems at the largest radiation oncology conference held in America (the American Society of Therapeutic Radiation and Oncology--ASTRO) recently concluded in Denver. The ASTRO edition of RADIOLOGY TODAY featured a 4-page article entitled, "Warming Up to Hyperthermia?" (RADIOLOGY TODAY, vol. 6 no. 20, October 2005, pp. 26-29). "Hyperthermia" is a common name for the therapy provided by BSD's RF/microwave systems that deliver precisely focused heat at the prescribed temperatures required to both kill cancer directly and enhance the effectiveness of combined therapies. The ASTRO edition of RADIOLOGY TODAY, together with BSD's tradeshow booth, conference advertising and a special meeting for radiation oncologists sponsored by BSD, emphasized major new breakthroughs in the treatment of breast and cervical cancer. Over 300 inquiries for further information about BSD systems were recorded at the BSD tradeshow booth.

     At the radiation oncology conference BSD focused attention on new results of studies recently published, particularly emphasizing that (1) when hyperthermia therapy was added to radiation treatments, it approximately tripled the rate of disappearance of recurrent breast cancer, as opposed to radiation treatments alone, and (2) when hyperthermia therapy was used with radiation and chemotherapy in a tri-modality "super therapy," the result was a 90 percent complete remission for patients with advanced primary cervical cancer. The associated clinical trials were published in CANCER (104:763-770, 2005), the official journal of the National Cancer Society, and in the JOURNAL OF CLINICAL ONCOLOGY (Vol. 12, No. 13), the official Journal of the American Society of Clinical Oncology (ASCO).

     The ASTRO edition of RADIOLOGY TODAY placed particular emphasis on the new development for the treatment of breast cancer, noting that at Duke University, where the study was performed, the response of recurrent breast cancer patients who had previously received radiation showed a complete response of 68.2% in the arm for patients receiving hyperthermia plus radiation vs. 23.5% in the control group that received radiation only. In addition, Dr. Ellen Jones, who led the study at Duke projected that hyperthermia may eventually help increase the number of women who can confidently opt for breast conservation therapy when initially diagnosed with more advanced breast cancer. "Many women diagnosed with later stage cancer go right to mastectomy. The goal would be to downstage more of them so more women can go into breast conservation protocol," Jones said.

     BSD Medical also emphasized major honors and recognitions that the company has recently received for its cancer therapy systems. CANCER RESEARCH, the journal of the American Association of Cancer Research, gave BSD Medical's MRI integrated cancer treatment system front-cover coverage and a 9-page report on that advanced technological breakthrough (see Cancer Res 2005; 65:13). Frost & Sullivan honored BSD Medical with the 2005 "Technology Innovation of the Year Award" for cancer therapy devices. According to Frost & Sullivan, the Technology Innovation of the Year Award is bestowed upon a company that has carried out new research, which has resulted in innovations that have or are expected to bring significant contributions to the industry in terms of adoption, change, and competitive posture.

     BSD Medical produces systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged-prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. For further information visit the BSD website at www.BSDMedical.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, as detailed in the Company's filings with the Securities and Exchange Commission.

                                       ###